Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (this “Agreement”) is entered into by B. Keith Clark (“you”) and Mannatech, Incorporated (the “Company”), to set forth the mutual understanding between you and the Company regarding the terms of your separation from the Company’s employment. When used herein, “Company” includes any or all subsidiary, affiliated, or related companies and their respective divisions, employee benefit and/or pension plans or funds, and their respective past and present shareholders, partners, officers, directors, agents, employees, representatives, attorneys, successors, and assigns, in their individual and representative capacities.

In consideration of the mutual promises contained in this Agreement, you and the Company (collectively, the “Parties”) (individually, a “Party”), agree as follows:

1.  NOTICE AND TERMINATION DATES.

1.1.           Definitions. The following terms are defined for purposes of this Agreement.

a.	“Base Salary” means sum of $335,000.00 per annum.

b.	“Effective Date” means March 18, 2013.

c.     “Employment Agreement” means the Employment Agreement entered into between you and the Company, with an effective date of October 5, 2007, together with any amendments thereto.

d.	“Notice Date” means February 14, 2013.

e.     “Notice of Early Termination” means the Company’s written notice of early termination that you received on the Notice Date, pursuant to Section 2.1 of the Employment Agreement.

f.     “Notice Period” means the period of time beginning on the Notice Date and ending on the Termination Date.

g.     “Person” means an individual, an independent contractor, a sole proprietor, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a governmental entity, court, department, agency or political subdivision, or other individual, business, or governmental entity, as applicable.

h.     “Revoke” means revoking of acceptance pursuant to Section 10 of this Agreement.

i.      “Termination Date” means the Effective Date and your last day of employment with the Company.

2.  COMPENSATION AND BENEFITS.

The Company appreciates your service to the Company and wishes to offer you the following severance compensation and benefits, including:

2.1.           Payment for Time Worked, Early Notice Period.  You will receive your base salary earned, but not yet paid through the Notice Period, according to the Company’s regular payroll practices.

2.2.           Reimbursable Expenses.  You will receive payment for all reimbursable expenses incurred prior to the Termination Date pursuant to Company policy.  All such expenses should be submitted prior to the Termination Date.

2.3.           Benefits. You will receive all benefits that have been earned by, or vested in, and are payable to you, subject to the terms of, any employee-benefit plans or arrangements of the Company, in which you participated through the Termination Date in accordance with Section 3.4 of your Employment Agreement.

2.4.           Stock Options. You will receive the stock options you are entitled to and pursuant to the Terms of Mannatech, Incorporated 2008 Stock Incentive Plan, as amended.

2.5.           Termination and Continuation of Insurance Benefits.  You will cease to be covered under the Company’s group health plan as of the Termination Date.  Your rights under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) to continue your medical benefits under the Company’s group health plan, at your own expense, after this date will be set forth in a separate letter.  COBRA coverage is not available if you or your dependents are enrolled in another group health plan.

2.6.           Company Vehicle.  You may continue to have access to the Company vehicle you are currently driving, under the terms of Section 3.5 of your Employment Agreement, through the term of this Agreement (14 months), at which time you agree to return the vehicle, in good condition, to the lessor.  The Company agrees to continue to provide insurance for the vehicle, and you agree to pay for required service and repairs and maintain personal liability insurance coverage.  At the time the vehicle is returned to lessor, any amount due for excessive wear and tear, including mileage, will be deducted from the final payment to be made to you under this Severance Agreement less estimate of excessive mileage cost of $3,720.00, already incurred based on your representation that the current mileage on the vehicle is 39,900.  Example:

Mileage allowed per month	1,250
Number of months driven	22
Total allocated to date	27,500
Current mileage	39,900
Miles over	12,400

Balance due per example	$2,310
Cost @ $.30 per mile	$3,720
Estimated ending mileage	65,100
Less mileage allowed	(45,000)
Overage @ $.30 per mile	$6,030
Less allowance	$3,720

2.7.          Annual Bonus.  There is no Company bonus program in existence at present.  Therefore, you are not eligible for any annual bonus as contemplated by Section 9.5(b) of your Employment Agreement.

2.8.          Vacation Pay.  On the next regular payday following your Termination Date (or on such earlier date as may be required by law), you will be paid for all earned and unused vacation time through your Termination Date, if any, minus all standard deductions required by federal and state law.

2.9.          Retirement Benefits.  Your rights to benefits under the Company’s retirement plan(s), if any, will be determined by law and in accordance with the terms of such plan(s).

2.10.        Severance Pay.  The Company will pay you a severance payment in an amount equal to the continuation of your base salary, less applicable taxes and withholding, for a period of fourteen (14) months commencing on the Termination Date.  This severance payment will be paid to you in regular installments on the usual and customary pay dates of the Company, provided that you do not revoke this Agreement and are otherwise in compliance with this Agreement.

2.11.        Outplacement Services.  If you do not Revoke, you will receive, after the Termination Date, at a cost not to exceed Ten Thousand Dollars and no/100 ($10,000.00), outplacement services provided by a reputable firm in the discretion of the Company.

2.12.        Nondisparagement. If you do not Revoke, the Company will agree to the nondisparagement provision found in Section 6.2 of this Agreement.

2.13.        Joint Statement and Press Release.  If you do not Revoke, the Company will agree to the joint statement and press release stating the reasons for your departure, attached as Exhibit A, which will be provided to interested persons.

2.14.        Product Purchase.  If you do not Revoke, you may, according to any then-existing employee product purchase plan—but only for you and your immediate family—purchase the Company’s products.

2.15.        Positive Reference.  If you do not Revoke, the Company agrees to provide you the letter of reference from Dr. Robert A. Sinnott, and in the form attached as Exhibit B.  Although you may use this letter for any reasonable purpose, the Company will otherwise follow its Neutral Reference Policy.

3.   RATIFICATION AND MODIFICATIONS OF CERTAIN PROVISIONS OF THE EMPLOYMENT AGREEMENT.

3.1.          Ratify and affirm obligations under the Employment Agreement. You ratify and affirm the following sections in the Employment Agreement: 4, 5, 6, 7, 9.6, 10, and 11, which expressly survive this Agreement.

3.2.          Continuing Obligations: You confirm that you have, or will by the Termination Date:

a.     Return all Confidential Information as required by Section 4.4(c) of your Employment Agreement.

b.     Comply with the requirements of Sections 5.2-5.3 of your Employment Agreement concerning work product.

3.3.          Modification of certain provisions in your Employment Agreement.  You and the Company agree to the following modifications to your Employment Agreement:

a.	You are released from Section 6.3(b) of your Employment Agreement.

b.     Your obligation under Employment Agreement, Section 6.5 is limited to the Notice Period.

c.     The six-month time limitation in Section 9.6(b) of your Employment Agreement is eliminated.

3.4.          Acknowledgement.  Each Party agrees that your obligations under this Agreement neither restrict, intend to restrict, provide a disincentive to, nor intend to provide a disincentive to your right to practice law after the Termination Date. If a judge, jury, or arbitrator holds that any obligation in this Agreement restricts or provides a disincentive to your right to practice law after the Termination Date, then that obligation will be deleted from this Agreement.

4.  RELEASE.

4.1.          Pursuant to Section 9.4 of the Employment Agreement and in exchange for the payments and benefits provided to you under this Agreement, you hereby unconditionally release, discharge, and hold harmless the Company and all subsidiary, affiliated, or related companies, their respective divisions, employee benefit and/or pension plans or funds, and their respective past and present shareholders, partners, officers, directors, agents, employees, representatives, successors, and assigns, in their individual and representative capacities (collectively, the “Released Parties”), from any and all actions, causes of action, claims, costs, liabilities, damages, expenses, attorneys’ fees, or demands of any kind or nature, contingent or fixed, liquidated or unliquidated, matured or unmatured, resulting from anything that happened up to the effective date of this Agreement, including both known or unknown claims, which you, your assigns, heirs or legal representatives may now have, or have ever had, against any or all of the Released Parties, whether or not arising from your employment relationship with the Company, or which may be related in any way to your employment relationship with the Company, the termination of that relationship, and/or any other employment-related dealings of any kind between you, on the one hand, and any or all of the Released Parties, on the other hand, which transpired on, or prior to, the date of your execution of this Agreement.

4.2.          Pursuant to Section 9.4 of the Employment Agreement and in exchange for the payments and benefits provided to you under this Agreement, you hereby unconditionally release, discharge, and hold harmless the Company and all subsidiary, affiliated, or related companies, their respective divisions, employee benefit and/or pension plans or funds, and their respective past and present shareholders, partners, officers, directors, agents, employees, representatives, successors, and assigns, in their individual and representative capacities (collectively, the “Released Parties”), from any and all actions, causes of action, claims, costs, liabilities, damages, expenses, attorneys’ fees, or demands of any kind or nature, contingent or fixed, liquidated or unliquidated, matured or unmatured, resulting from anything that happened up to the effective date of this Agreement, including both known or unknown claims, which you, your assigns, heirs or legal representatives may now have, or have ever had, against any or all of the Released Parties, whether or not arising from your employment relationship with the Company, or which may be related in any way to your employment relationship with the Company, the termination of that relationship, and/or any other employment-related dealings of any kind between you, on the one hand, and any or all of the Released Parties, on the other hand, which transpired on, or prior to, the date of your execution of this Agreement.

4.3.          Specifically included in your release, discharge and hold harmless are all claims, rights, demands, and causes of action for breach of the covenant of good faith and fair dealing; inducement of breach; wrongful or unlawful discharge; intentional or negligent infliction of emotional distress; intentional or negligent fraud or misrepresentation; conspiracy; loss of enjoyment of life; compensatory or punitive damages; attorneys’ fees, costs, fees, disbursements or expenses; failure to pay wages, severance, bonus, or other compensation of any sort; violation of the Fair Labor Standards Act, National Labor Relations Act, the Family and Medical Leave Act, Sections 1981 through 1988 of Title 42 of the United States Code, Civil Rights Acts, Equal Pay Act, Uniformed Services Employment and Reemployment Rights Act, Occupational Safety and Health Act, Immigration Reform and Control Act, Fair Credit Reporting Act, Americans with Disabilities Act, the National Labor Relations Act, Employee Polygraph Protection Act, Worker Adjustment and Retraining Notification Act, Employee Retirement Income Security Act, and Age Discrimination in Employment Act as amended by Older Workers Benefit Protection Act, and/or all of the above as amended (which Acts and laws prohibit, inter alia, sexual harassment and discrimination based upon race, sex, color, national origin, religion, age, disability, sexual orientation, citizenship status, marital status, or military service); any claims under Texas or other state laws, including but not limited to the Texas Commission on Human Rights Act (Tex. Labor Code. Ch. 21), as amended; any provision of the Texas Payday Act; any provision of the Texas Labor Code; any provision of the Texas Civil Practices and Remedies Code; and any other federal, state or local laws, regulations, ordinances, or common law theories of recovery.

4.4.          Excluded from this release are any claims by you under this Agreement, any claims for vested benefits, and any claims for indemnification and payment of defense costs that would otherwise be available to you if a claim is made against you based on work you performed while at the Company.  You further understand that you are not waiving any right under the Older Workers Benefit Protection Act of 1990 to test the knowing and voluntary nature of this release in court.

5.  COVENANT NOT TO SUE.

5.1.          You agree that, to the maximum extent permitted by law, you will at no time subsequent to the execution of this Agreement file or maintain, or cause or knowingly permit to be filed or maintained, or participate in (except as may be required by law, pursuant to a court order or in response to a valid subpoena), any local, state, federal or foreign court, or before any administrative or investigative body or agency (whether public, quasi-public or private), any charge, claim, action or proceeding of any kind, nature or character whatsoever against any or all of the Released Parties, on your own behalf or on behalf of any other person or entity and/or on behalf of or as a member of any alleged class of persons, with respect to any act, omission, transaction, or occurrence up to and including the date of your execution of this Agreement, other than an action based on failure to comply with the terms of this Agreement.

5.2.          You further represent that you have not commenced, maintained, prosecuted or participated in any action, charge, complaint or proceeding of any kind (on your own behalf and/or on behalf of any other person and/or on behalf of or as a member of any alleged class of persons) that is presently pending in any court, or before any administrative or investigative body or agency, whether public, quasi-public, or private, against or involving the Company.

6.  MUTUAL NON-DISPARAGEMENT.

6.1.          You affirm your obligation under Section 7 of the Employment Agreement.

6.2.          If you do not Revoke, the Company agrees that it will direct its current executive officers and directors not to make any statements that would constitute libel, slander, or disparagement of you. The Company is not required to ensure that such executive officers and directors comply with such direction.

6.3.          You and the Company, voluntarily and knowingly, acknowledge and waive all constitutional, common law, and statutory rights to free speech, which otherwise may limit the application of this Section 6.

7.  NO ADMISSION OF WRONGDOING.

7.1.          By entering into this Agreement, you and the Company do not admit, and specifically deny, any liability, wrongdoing, or violation of any statute, law, regulation or policy, and it is expressly understood and agreed that this Agreement is being entered into solely for the purpose of amicably resolving all matters in controversy of any kind whatsoever concerning your employment and the termination of your employment.

8.  CONFIDENTIALITY AND LIMITATION ON USE OF THIS AGREEMENT.

8.1.          The existence and terms of this Agreement are confidential and must not be disclosed by you to any other person or entity, except pursuant to a subpoena or as otherwise required by law, and except that you may disclose the terms and conditions of this Agreement to your attorneys, immediate family members, and accountant or tax advisor, provided that you inform all such persons, in advance, of the terms of this Agreement and obtain their agreement to abide by such terms.  You warrant that you have not heretofore disclosed the terms of this Agreement to any other person or entity other than to your attorneys, immediate family members, or accountant or tax advisor.  The Parties agree that this Agreement may be used as evidence only in a subsequent proceeding in which you or the Company alleges breach of, or indemnification under, this Agreement.

9.  ACKNOWLEDGEMENTS.

You acknowledge that:

9.1.          You were advised to consult with an attorney of your choosing before signing this Agreement;

9.2.          You carefully read this Agreement in its entirety and fully understand its terms;

9.3.          You were afforded at least twenty-one (21) days within which to consider this Agreement but may voluntarily elect to sign this Agreement sooner;

9.4.          Any changes or modifications, whether material or immaterial, to this Agreement within the twenty-one (21) day consideration period will not modify the twenty-one (21) day period;

9.5.          You had and have the opportunity to have the provisions of this Agreement explained to you by your own counsel;

9.6.          You fully understand the terms and significance of this Agreement, particularly that you are waiving and releasing any and all claims against the Released Parties as of the date that you sign this Agreement, but that you are not waiving or releasing any claims that might arise against the Released Parties in the future;

9.7.          The Company does not owe you any wages, benefits, severance payments, or any other payments whatsoever except as expressly provided in this Agreement and the arrangements and payments set forth herein exceed those to which you would otherwise be entitled under any applicable plan, policy, or program of the Company and are being given as special consideration for this Agreement; and

9.8.          You have not heretofore assigned or transferred, or purported to assign or transfer, to any other person or entity, any claim or part of any claim against the Released Parties, or any portion thereof or any interest therein.

10.  REVOCATION.

10.1.        The Company gave you twenty-one (21) days to review and consider this Agreement.  After accepting and signing this Agreement on the Effective Date, you may Revoke your acceptance of solely your release of claims under the Age Discrimination in Employment Act as amended by Older Workers Benefit Protection Act within seven (7) days after signing (“Revocation Period”).  If you wish to Revoke such acceptance within the Revocation Period, you must do so solely by written notification from you (or your attorney) to:

Dr. Robert A. Sinnott
Mannatech, Incorporated
600 S. Royal Lane, Suite 200
Coppell, Texas 75019

11.  SAVINGS CLAUSE.

11.1.        The Parties intend all provisions of this Agreement to be enforced to the fullest extent permitted by law. Accordingly, should a court of competent jurisdiction determine that the scope of any provision of this Agreement is too broad to be enforced as written, the Parties intend for the court to reform the provision to such narrower scope as it determines to be reasonable and enforceable. If, at any time after execution of this Agreement, any provision of this Agreement is held by any court of competent jurisdiction to be illegal, invalid, void, or unenforceable, such provision will be severed and of no force or effect; provided however, the illegality or unenforceability of such provision will have no effect upon, and will not impair the enforceability of, any other provision of this Agreement and this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part of it, and the remaining provisions will remain in full force and effect.   If the release set forth in Section 4 is ruled illegal, invalid, void, or unenforceable, then pursuant to this Section 11, you agree to (1) execute a valid general release or (2) return all monies received by you and relinquish all benefits available to you under Sections 2.10, 2.11, 2.12, 2.13, 2.14, and 2.15 of this Agreement within ten (10) days following such ruling.

12.  ARBITRATION

12.1.        THE PARTIES REAFFIRM AND ADOPT, FOR PURPOSES OF THIS AGREEMENT, SECTION 8.2 OF YOUR EMPLOYMENT AGREEMENT AND AGREE THAT ARBITRATION PURSUANT TO SECTION 8.2 OF YOUR EMPLOYMENT AGREEMENT SHALL BE THE EXCLUSIVE REMEDY FOR ALL DISPUTES BETWEEN THE PARTIES HERETO, INCLUDING BUT NOT LIMITED TO ANY DISPUTE OVER THE APPLICATION OR INTERPRETATION OF THIS AGREEMENT.

13.  GENERAL.

13.1.        Governing law and enforcement.  This Agreement shall be governed by, and enforced and construed under, the laws of the State of Texas, except to the extent preempted by federal law.

13.2.        Binding Effect; Assignment.  All of the terms and provisions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective heirs, representatives, successors (including, without limitation, any successor as a result of a merger or similar reorganization) and assigns of the Parties, except that the Employee’s rights, benefits, duties and responsibilities hereunder are of a personal nature and shall not be assignable in whole or in part by the Employee.

13.3.        Other agreements are superseded.  Except to the extent that this Agreement specifically references or incorporates terms of prior agreements (e.g., the Employment Agreement), this Agreement supersedes all prior agreements between the Parties touching upon the subject matter of this Agreement.

13.4.        Notices.  Any notice, request, demand, waiver, or consent required or permitted hereunder must be in writing and delivered either personally, by courier, or by prepaid, registered or certified mail, with return receipt requested, addressed as follows:

To the Company:	Chief Executive Officer
Mannatech, Incorporated
600 S. Royal Lane, Suite 200
Coppell, Texas 75019

To You:	B. Keith Clark
6939 Colfax Drive
Dallas, Texas 75231

Notices will be deemed to have been given and received (a) when personally delivered or delivered by same-day courier; (b) on the third business day after mailing by registered or certified mail, postage prepaid, and return receipt requested; or (c) upon delivery when sent by prepaid overnight delivery service.  A Party’s address may be changed from time to time by written notice to the other Party in accordance with this Section 13.4.

13.5.        Duration.   Notwithstanding the cessation or termination of Employee’s employment under this Agreement, this Agreement shall continue to bind the Parties for so long as any obligations remain under the terms of this Agreement.

13.6.        Amendment; Waiver.   No amendment to or modification of this Agreement, or waiver of any term, provision, or condition of this Agreement, will be binding upon a Party unless the amendment, modification, or waiver is in writing and signed by the Party to be bound.  Any waiver by a Party of a breach or violation of any provision of this Agreement by the other Party shall not be deemed a waiver of any other provision or of any subsequent breach or violation.

13.7.        Counterpart originals.   This Agreement may be executed in one or more counterparts, each of which is deemed an original, and all of which together constitute one and the same instrument.

13.8.        Enforcement and Severability.   The Parties intend all provisions of this Agreement to be enforced to the fullest extent permitted by law.  Accordingly, should a court or arbitrator of competent jurisdiction determine that the scope of any provision of this Agreement is too broad to be enforced as written, the Parties intend for the court or arbitrator to reform the provision to such narrower scope as it determines to be reasonable and enforceable.  If, however, any provision of this Agreement is held to be illegal, invalid, or unenforceable, the provision shall be severed, this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part of it, and the remaining provisions shall remain in full force and effect.

13.9.        Section 409 Compliance.   It is the intention of the Company and you that this Agreement not result in unfavorable tax consequences to you under Section 409A of the Internal Revenue Code. The Company and you agree to work together in good faith in an effort to comply with Section 409A of the Code including, if necessary, amending the Agreement, provided that neither party will be required to assume an economic burden beyond what is already required by this Agreement.

Company:

MANNATECH, INCORPORATED

By: /s/ Robert A Sinnott
Name: Robert A. Sinnott
Title: CEO & CSO
Date: March 20, 2013

B. Keith Clark:

/s/ Keith Clark
Signature
Print Name: Keith Clark
Date: March 18, 2013

EXHIBIT A

JOINT STATEMENT AND PRESS RELEASE

Effective March 18, 2013, Keith Clark will no longer be employed by Mannatech, Incorporated. Keith was an integral part of our company for almost six years and Mannatech is deeply indebted to him for his outstanding efforts on its behalf during this time. Mannatech wishes Keith the very best in his future endeavors.

Dr. Robert A. Sinnott
Chief Executive Officer and Chief Science Officer

EXHIBIT B

DRAFT LETTER - RECOMMENDATION FOR KEITH CLARK
WRITTEN BY DR. ROBERT A. SINNOTT

[DATES]

To Whom It May Concern:

I am pleased to write this letter of recommendation for Keith Clark.  Keith Clark served Mannatech well during his employment.  From August 28, 2006 until December 2008, his position was Senior Vice President and General Counsel.  From December 2008 until December 2009, his position was Senior Vice President and Chief Legal Officer.  From December 2009 until January 2012, his position was Executive Vice President and Chief Legal Officer.  From January 2012 until February 2013, his position was Executive Vice President, Chief Operating Officer, and Chief Legal Officer.

During his tenure, Keith was a hard worker, a problem solver, and a team player.  He helped Mannatech through some very difficult issues during his six and one-half (6 ½) year tenure.  Throughout the time that he was with us, he served us very professionally and with great skill.  We at Mannatech wish him well.

Very truly yours,

Dr. Robert A. Sinnott